EXHIBIT 10.1

ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this “Agreement”) is made and entered into as of September 1, 2021 by and between Prime Trust, LLC (“Prime Trust” or “Escrow Agent”) and Andrew Arroyo Real Estate Inc. (the “Issuer”).

RECITALS

WHEREAS, the Issuer proposes to offer for sale and sell securities to prospective investors (“Subscribers”), as disclosed in its offering materials, in a registered offering pursuant to the Securities Act of 1933, as amended, or exemption from registration (i.e. Regulation A+, D or S) (the “Offering”), the equity, debt or other securities of the Issuer (the “Securities”) in the amount of at least $1,000,000 (the “Minimum Amount of the Offering”) and up to the maximum amount of $5,000,000 (the “Maximum Amount of the Offering”).

WHEREAS, Issuer desires to establish an Escrow Account in which funds received from Subscribers will be held during the Offering, subject to the terms and conditions of this Agreement.

WHEREAS, Prime Trust agrees to serve as third-party escrow agent for the Subscribers with respect to such Escrow Account (as defined below) in accordance with the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration for the mutual covenants, promises, agreements, representations, and warranties contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties herby agree as follows:

1.

Establishment of Escrow Account. Prior to the Issuer initiating the Offering, Escrow Agent shall establish an account for the Offering (the “Escrow Account”). All parties agree to maintain the Escrow Account and Escrow Amount (as defined below) in a manner that is compliant with banking and securities regulations. For purposes of communications and directives, Escrow Agent shall be the sole administrator of the Escrow Account.

2.	Escrow Period. The escrow period (“Escrow Period”) shall begin with the commencement of the Offering and shall terminate in whole or in part upon the earlier to occur of the following:

a.

The date upon which the Minimum Amount of the Offering is received, in bona fide transactions that are fully paid for with cleared funds, and the Issuer has instructed a partial or full closing on those funds; or

b.	One year from SEC qualification date (Offering close date) if the Minimum Amount of the Offering has not been reached; or

c.	The date upon which a determination is made by Issuer and/or their authorized representatives to terminate the Offering; or

d.	Escrow Agent’s exercise of the termination rights specified in Section 8.

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During the Escrow Period, the parties agree that (i) the Escrow Account and Escrow Amount will be held for the benefit of the Subscribers, and that (ii) Issuer is not entitled to any funds received into the Escrow Account, and (iii) the Escrow Amount shall become the property of Issuer or any other third-party, or be subject to any debts, liens or encumbrances of any kind, until the contingency has been satisfied by the sale of the Minimum Amount of the Offering to such Subscribers in bona fide transactions that are fully paid and cleared.

3.

Deposits into the Escrow Account. All Subscribers will be directed by the Issuer and its agents to transmit their data and subscription amounts via Escrow Agent’s technology systems (“Issuer Dashboard”), directly to the Escrow Account to be held for the benefit of Subscribers in accordance with the terms of this Agreement and applicable regulations. All Subscribers will transfer funds directly to the Escrow Agent (with checks, if any, made payable to “Prime Trust, LLC as Escrow Agent for Investors in Andrew Arroyo Real Estate Reg A+”) for deposit into the Escrow Account. Escrow Agent shall process all subscription amounts for collection through the banking system (except for virtual currencies), shall hold Escrow Amounts, and shall maintain an accounting of each such subscription amount posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All subscription amounts which have cleared the banking system, or in the case of virtual currencies are confirm as received, are hereinafter referred to as the “Escrow Amount”. No interest shall be paid to Issuer or Subscribers on balances in the Escrow Account. Issuer shall promptly, concurrent with any new or modified subscription agreement (each a “Subscription Agreement”) and/or Offering materials, provide Escrow Agent with a copy of such revised documents and other information as may be reasonably requested by Escrow Agent which is necessary for the performance of its duties under this Agreement. Escrow Agent is under no duty or responsibility to enforce collection of any subscription amounts whether delivered to it or not hereunder. Issuer shall cooperate with Escrow Agent with clearing any and all AML and funds processing exceptions.

Funds Hold; Clearing, Settlement and Risk Management Policy: All parties agree that funds are considered “cleared” as follows:

* Wires — 24 hours following receipt of funds;

* Checks — 10 days following deposit of funds to the Escrow Account;

*ACH — 10 days following receipt of funds;

*Virtual currencies – upon receipt of coins/tokens or USD upon conversion, as agreed;

*Credit and Debit Cards – 24 hours (one business day) following receipt of funds.

For subscription amounts received through ACH transfers, Federal regulations provide Subscribers with a period of up to 60 days following the transaction to recall, cancel or otherwise dispute the transaction. Similarly, subscription amounts processed by credit or debit card transactions are subject to recall, chargeback, cancellation or other dispute for a period of up to 180 days following the transaction. As an accommodation to the Issuer and subject to the terms of this Agreement, Escrow Agent shall make subscription amounts received through ACH fund transfers available starting 10 calendar days following receipt by Escrow Agent of the subscription amounts and 24 hours following receipt of funds for credit and debit card transactions.

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Notwithstanding the foregoing, all cleared subscription amounts remain subject to internal compliance review in accordance with internal procedures and applicable rules and regulations. Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent, in its sole and absolute discretion, deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices. Prime Trust reserves the right to limit, suspend, restrict (including increasing clearing periods) or terminate the use of ACH, credit card and/or debit card transactions at its sole discretion. Without limiting the indemnification obligations under Section 11 of this Agreement, Issuer agrees that it will immediately indemnify, hold harmless and reimburse the Escrow Agent for any fees, costs or liability whatsoever resulting or arising from funds processing failures, including without limitation chargebacks, recalls or other disputes. Issuer acknowledges and agrees that the Escrow Agent shall not be responsible for or obligated to pursue collection of any funds from Subscribers.

4.

Disbursements from the Escrow Account. In the event Escrow Agent does not receive the Minimum Amount of the Offering prior to the termination of the Escrow Period, Escrow Agent shall terminate the Escrow Account and make a full and prompt return of cleared funds to each Subscriber to the Offering.

In the event Escrow Agent receives cleared funds for at least the Minimum Amount of the Offering prior to the termination of the Escrow Period, and for any point thereafter and Escrow Agent receives a written instruction from Issuer (generally via notification on the Issuer Dashboard), Escrow Agent shall, pursuant to those instructions, make a disbursement to the Issuer from the Escrow Account. Issuer acknowledges that there is a 24-hour (one business day) processing time once a request has been received to disburse funds from the Escrow Account. Furthermore, Issuer directs Escrow Agent to accept instructions regarding fees from registered securities brokers in the syndicate, if any, or from the API integrated platform or portal through which this Offering is being conducted, if any.

5.

Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to chargebacks, wire recalls or otherwise disputed, shall be debited to the Escrow Account, with such debits reflected on the Escrow Account ledger accessible via Escrow Agent’s API or Issuer Dashboard as a non-exclusive remedy. Any and all escrow fees paid by Issuer, including those for funds processing are non- refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover such refunds, returns or recalls. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions Issuer determines appropriate, but Issuer shall regardless remit funds to Escrow Agent and not involve Escrow Agent in any such disputes.

6.

Escrow Administration Fees, Compensation of Prime Trust. Escrow Agent is entitled to escrow administration fees from Issuer as set forth in Schedule A attached hereto as displayed on the Issuer Dashboard. All fees are charged immediately upon receipt of this Agreement and then immediately as they are incurred in Escrow Agent’s performance hereunder and are not contingent in any way on the success or failure of the Offering or transactions contemplated by this Agreement. No fees, charges or expense reimbursements of Escrow Agent are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative of Issuer (e.g. funding platform, lead syndicate broker, etc.), may be made via either Issuers credit/debit card or ACH information on file with Escrow Agent. Issuer shall at all times maintain appropriate funds in their account for the payment of escrow administration fees. Escrow Agent may also collect its fee(s), at its option, from any other account held by the Issuer at Prime Trust. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by Issuer or Escrow Agent shall be paid out of or chargeable to the Escrow Amount.

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7.	Representations and Warranties. The Issuer covenants and makes the following representations and warranties to Escrow Agent:

a.

It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.

This Agreement and the transactions contemplated thereby have been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes a valid and binding agreement enforceable in accordance with its terms.

c.

The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.

The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

e.

No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Amount or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amount or any part thereof.

f.

It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

	g.	Unless otherwise disclosed and approved by the Escrow Agent, the Issuer’s business activities are in no way related to cannabis, gambling, adult entertainment or firearms.

	h.	The Issuer and the Offering comply in all material respects with all applicable laws, rules and regulations.

The representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of each disbursement of Escrow Amount.

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8.	Term and Termination. This Agreement will remain in full force during the Escrow Period and shall terminate upon the following:

	a.	As set forth in Section 2.

	b.	Termination for Convenience. Any party may terminate this Agreement at any time for any reason by giving at least thirty (30) days’ written notice.

	c.	Escrow Agent’s Resignation. Escrow Agent may unilaterally resign at anytime without notice by giving written notice to Issuer, whereupon Issuer will immediately appoint a successor escrow agent.

Until a successor escrow agent accepts appointment or until another disposition of the subject matter has been agreed upon by the parties, following such resignation notice, Escrow Agent shall be discharged of all of its duties hereunder save to keep the subject matter whole.

9.

Binding Arbitration, Applicable Law, Venue, and Attorney’s Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of Nevada, as applicable, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in Clark County, Nevada. The parties consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees and costs and the decision of the arbitrator shall be final, binding and enforceable in any court.

10.

Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions or business activities of Issuer, portal, or Subscriber. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith. Escrow Agent’s entire liability, and Issuer’s exclusive remedy, in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Agent by Issuer. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any reasonable liability whatsoever in acting in accordance with the reasonable opinion or instruction of such counsel. Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

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11.

Indemnity. Issuer agrees to defend, indemnify and hold harmless Escrow Agent and its related entities, directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers (collectively “Escrow Agent Indemnified Parties”) from and against any loss, liability, claim, or demand, including attorney’s fees (collectively “Expenses”), made by any third party due to or arising out of (i) this Agreement or a breach of any provision in this Agreement, or (ii) any change in regulation or law, state or federal, and the enforcement or prosecution of such as such authorities may apply to or against Issuer. This indemnity shall include, but is not limited to, all Expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent Indemnified Parties. It shall also include any action(s) by a governmental or trade association authority seeking to impose criminal or civil sanctions on any Escrow Agent Indemnified Parties based on a connection or alleged connection between this Agreement and Issuers business and/or associated persons. These defense, indemnification and hold harmless obligations will survive termination of this Agreement. Escrow Agent reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and Issuer agrees to fully cooperate with Escrow Agent in the defense of any such claim, action, settlement, or compromise negotiations.

12.

Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and Escrow Agent regarding the Escrow Account. Neither party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

13.

Escrow Agent Compliance. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, law enforcement or prosecution policies, and any interpretations of any of the foregoing, and without necessity of notice, Escrow Agent may (i) modify either this Agreement or the Escrow Account, or both, to comply with or conform to such changes or interpretations or (ii) terminate this Agreement or the Escrow Account or both if, in the sole and absolute discretion of Escrow Agent, changes in law enforcement or prosecution policies (or enactment or issuance of new laws or regulations) applicable to the Issuer might expose Escrow Agent to a risk of criminal or civil prosecution, and/or of governmental or regulatory sanctions or forfeitures if Escrow Agent were to continue its performance under this Agreement. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Escrow Agent. Changes to this Agreement will be sent to Issuer via email. Escrow Agent may act or refrain from acting in respect of any matter referred to in this Escrow Agreement in full reliance upon and by and with the advice of its legal counsel and shall be fully protected in so acting or in refraining from acting upon advice of counsel. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safe the Escrow Amounts until directed otherwise by a court of competent jurisdiction or, (ii) interplead the Escrow Amount to a court of competent jurisdiction.

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14.

Waivers. No waiver by any party to this Agreement of any condition or breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

15.	Notices. Any notice to Escrow Agent is to be sent to escrow@primetrust.com. Any notices to Issuer to ama@andrewarroyo.com.

Any party may change their notice or email address giving notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested. Furthermore, all parties hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth above or as otherwise from time to time changed or updated in Issuer Dashboard, directly by the party changing such information, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider or technology, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer, including statements, and if such documents are desired then that party agrees to directly and personally print, at their own expense, the electronically-sent communication(s) or dashboard reports and maintaining such physical records in any manner or form that they desire. By signing this Agreement electronically, Issuer explicitly agrees to this Agreement and to receive documents electronically, including your copy of this signed Agreement as well as ongoing disclosures, communications and notices.

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16.

Counterparts; Facsimile; Email; Signatures; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, and delivered by email in .pdf format, which shall be binding upon each signing party to the same extent as an original executed version hereof.

17.

Substitute Form W–9: Section 6109 of the Internal Revenue Code requires Issuer to provide the correct Taxpayer Identification Number (TIN). Under penalties of Perjury, Issuer certifies that: (1) the tax identification number provided to Escrow Agent is the correct taxpayer identification number and (2) Issuer is not subject to backup withholding because: (a) Issuer is exempt from backup withholding, or, (b) Issuer has not been notified by the Internal Revenue Service that it is subject to backup withholding. Issuer agrees to immediately inform Escrow Agent in writing if it has been, or at any time in the future is, notified by the IRS that Issuer is subject to backup withholding.

18.

Invalidity. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.

Survival. Even after this Agreement is terminated, certain provisions will remain in effect, including but not limited to Sections 3, 4, 5, 10, 11, 12 and 14 of this Agreement. Upon any termination, Escrow Agent shall be compensated for the services as of the date of the termination or removal.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Andrew Arroyo Real Estate Inc., as Issuer

By:
Name:	Andrew Arroyo
Title:	CEO

Prime Trust, LLC, as Escrow Agent

By:
Name:	Anthony Botticella
Title:	Chief Trust Officer

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Schedule A

Escrow Agent Fees

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Prime Trust Cost Estimate Model
Offering Type: Reg A
Fee Schedule Dated: November 9, 2020

Instructions:

1. Click on the Model tab.

2. Scroll down to section: SCENARIO AND OTHER ASSUMPTIONS.

3. Fill in cells that are formatted the same as this cell. BLUE font and GRAY fill. These assumptions will drive the model and calculate a total estimated cost.

4. After you filled in all of the assumptions you can view the top of the Model sheet to view the Summary section which shows the estimated fees based on the assumptions you have entered. You can also view the sections below the Summary section to view a detailed break down of all the fees.

Notes:

1. There are 4 columns labeled: Scenario 1, Scenario 2, Scenario 3, Scenario 4. You can fill in different assumptions for each scenario this way you can have a range of the total cost. For example, one scenario might have a lower amount raised and fewer investors, another scenario can have the maximum amount you are trying to raise will a higher number of investors.

2. Next to some cells you can find a i icon, click on this icon to display additional details regarding that assumption field.

3. The Fee's tab will display the current fees that will apply for your offering. You do not need to make any edits on this page, changing the inputs on this sheet will cause the model to be inaccurate.

Contact for Questions:
Kenny
Kenny@primetrust.com

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SUMMARY

	Scenario 1	Scenario 2	Scenario 3	Scenario 4

FEE'S
Estimated Cost	$116,245	$116,245	$116,245	$116,245
Cost as percentage of raise	2.32%	2.32%	2.32%	2.32%

PRIME TRUST FEE'S

	Scenario 1	Scenario 2	Scenario 3	Scenario 4

CROWD-DIRECT ESCROW
Escrow Setup	$500	$500	$500	$500
Escrow bank account maintenance fee	$150	$150	$150	$150
Accounting fee	$15,000	$15,000	$15,000	$15,000
Funds Processing Fees
ACH	$5,100	$5,100	$5,100	$5,100
BTC & ETH	$-	$-	$-	$-
Credit/Debit Cards	$-	$-	$-	$-
Checks	$600.00	$600.00	$600.00	$600.00
US Wire	$5,850	$5,850	$5,850	$5,850
Int'l Wire	$-	$-	$-	$-
ACH Exceptions	$385	$385	$385	$385

Escrow Closings	$300	$300	$300	$300

Bank Surcharges (check returns, NSF’s, etc.)	$-	$-	$-	$-
Specialized Services (DTC FEE)	$-	$-	$-	$-
Brokers & Portals (tri-party escrow agreements)	$-	$-	$-	$-
Total Escrow Cost	$27,885	$27,885	$27,885	$27,885

BAD ACTOR CHECKS
US Individual	$45	$45	$45	$45
US Entity	$45	$45	$45	$45
Int'l Individual	$-	$-	$-	$-
Int'l Entity	$-	$-	$-	$-
Total BAC Cost	$90	$90	$90	$90

AML/BSA
US Individual	$5,880	$5,880	$5,880	$5,880
CA/UK Individual	$-	$-	$-	$-
Global Individual	$-	$-	$-	$-
Entity US	$1,500	$1,500	$1,500	$1,500
Entity Global	$-	$-	$-	$-
AML Exception (for each instance, US Ind, US Ent, CA/UK Ind)	$1,920	$1,920	$1,920	$1,920
Total AML Cost	$9,300	$9,300	$9,300	$9,300

TECHNOLOGY
Escrow Cloud Hosting Fee	$5,970	$5,970	$5,970	$5,970
Transaction Fee	$45,000	$45,000	$45,000	$45,000
eSign Subscription Agreements	$3,000	$3,000	$3,000	$3,000
Investor & Cap Table Management Toolkit	$-	$-	$-	$-
Total Technology Cost	$53,970	$53,970	$53,970	$53,970

BUSINESS CUSTODIAL
Funds Reconciliation & Cash Management Fee	$25,000	$25,000	$25,000	$25,000

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SCENARIO AND OTHER ASSUMPTIONS

	Scenario 1	Scenario 2	Scenario 3	Scenario 4

Offering
Amount Raised	$5,000,000	$5,000,000	$5,000,000	$5,000,000
Length of Offering (months)	6	6	6	6
Average Amount Raised per Month	833,333	833,333	833,333	833,333
Number of Investments	3,000	3,000	3,000	3,000
Average Investment Amount	$1,667	$1,667	$1,667	$1,667
Number of Funded Investments	3,000	3,000	3,000	3,000
Length Post-Offering (months)	0	0	0	0

Payment Method
ACH	2,550	2,550	2,550	2,550
BTC & ETH	-	-	-	-
Credit/Debit Cards	-	-	-	-
Checks	60	60	60	60
US Wire	390	390	390	390
Int'l Wire	-	-	-	-
ACH Exceptions	77	77	77	77

Bad Actor Checks
US Individual	1	1	1	1
US Entity	1	1	1	1
Int'l Individual	-	-	-	-
Int'l Entity	-	-	-	-
Using 3rd party BAC verification fee	-	-	-	-

Investor Type
US Individual	2,940	2,940	2,940	2,940
CA/UK Individual	-	-	-	-
Global Individual	-	-	-	-
Entity US	60	60	60	60
Entity Global	-	-	-	-
Total Number of Entities	3,000	3,000	3,000	3,000
AML Exceptions	240	240	240	240

Percentage of Investments AML
	100%	100%	100%	100%

Percentage of Investments that are funded
	100%	100%	100%	100%

Payment Method
ACH	85%	85%	85%	85%
BTC & ETH	0%	0%	0%	0%
Credit/Debit Cards	0%	0%	0%	0%
Checks	2%	2%	2%	2%
US Wire	13%	13%	13%	13%
Int'l Wire	0%	0%	0%	0%
Check	100%	100%	100%	100%

ACH Exceptions
	3%	3%	3%	3%

Investor Type
US Individual	98%	98%	98%	98%
CA/UK Individual	0%	0%	0%	0%
Global Individual	0%	0%	0%	0%
Entity US	2%	2%	2%	2%
Entity Global	0%	0%	0%	0%
Check	100%	100%	100%	100%

AML Exceptions
	8%	8%	8%	8%

Closing Fee
Number of Closings: (Select from dropdown)	One Time	One Time	One Time	One Time

	1	1	1	1

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SUMMARY
	Scenario 1	Scenario 2	Scenario 3	Scenario 4

Fees:
Prime Trust	$116,245	$116,245	$116,245	$116,245

PRIME TRUST FEE'S

	Scenario 1	Scenario 2	Scenario 3	Scenario 4

CROWD-DIRECT ESCROW
Escrow Setup (one-time per offering)	$500.00	$500.00	$500.00	$500.00
Escrow bank account maintenance fee (monthly)	$25.00	$25.00	$25.00	$25.00
Accounting fee (one-time per investment)	$5.00	$5.00	$5.00	$5.00
Funds Processing Fees (one-time per investment):
ACH	$2.00	$2.00	$2.00	$2.00
BTC & ETH	$-	$-	$-	$-
Credit/Debit Cards	4.50%	4.50%	4.50%	4.50%
Checks	$10.00	$10.00	$10.00	$10.00
US Wire	$15.00	$15.00	$15.00	$15.00
Int'l Wire	$35.00	$35.00	$35.00	$35.00
ACH Exceptions	$5.00	$5.00	$5.00	$5.00

Escrow Closing	$150.00	$150.00	$150.00	$150.00
Escrow Ends	$150.00	$150.00	$150.00	$150.00

Bank Surcharges (check returns, NSF’s, etc.)	Fees Vary	Fees Vary	Fees Vary	Fees Vary
Specialized Services (DTC FEE)	$-	$-	$-	$-
Brokers & Portals (tri-party escrow agreements)	$-	$-	$-	$-

BAD ACTOR CHECKS (if completed by PT)
US Individual	$45.00	$45.00	$45.00	$45.00
US Entity	$45.00	$45.00	$45.00	$45.00
Int'l Individual	$100.00	$100.00	$100.00	$100.00
Int'l Entity	$160.00	$160.00	$160.00	$160.00

AML/BSA
US Individual	$2.00	$2.00	$2.00	$2.00
CA/UK Individual	$5.00	$5.00	$5.00	$5.00
Global Individual	$5.00	$5.00	$5.00	$5.00
Entity US	$25.00	$25.00	$25.00	$25.00
Entity Global	$75.00	$75.00	$75.00	$75.00
AML Exception (for each instance, US Ind, US Ent, CA/UK Ind)	$8.00	$8.00	$8.00	$8.00

TECHNOLOGY
Escrow Cloud Hosting Fee (per month, per offering)	$995.00	$995.00	$995.00	$995.00
Transaction Fee (per completed investment)	$15.00	$15.00	$15.00	$15.00
eSign Subscription Agreements	$1.00	$1.00	$1.00	$1.00
Investor & Cap Table Management Toolkit	$25.00	$25.00	$25.00	$25.00

BUSINESS CUSTODIAL:
Funds Reconciliation & Cash Management Fee - 50bps	0.5%	0.5%	0.5%	0.5%

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